Exhibit 99.1



February 7, 2006

John Lowber, (907) 868-5628; jlowber@gci.com
Bruce Broquet, (907) 868-6660; bbroquet@gci.com
David Morris, (907) 265-5396; dmorris@gci.com

FOR IMMEDIATE RELEASE


GCI PRESENTS AT KAUFMAN BROS. WEST COAST INVESTOR CONFERENCE

       o Expects 2006 EBITDA in range of $150 million to $154 million
       o Projected 2006 Capital Expenditures to approximate $85 million
       o GCI ended 2005 with more than $40 million of cash on hand

ANCHORAGE, AK -- GCI (NASDAQ:GNCMA) presented today at the Kaufman Bros. West Coast Investor Conference. Ron Duncan, GCI president and CEO, presented an overview of GCI's business strategies, commented on certain GCI financial prospects for 2006 and provided more information regarding GCI's previously announced purchase of Alaska DigiTel ("DigiTel").

            In regard to analyst expectations for GCI 2006 results, Duncan noted that the average expected EBITDA was $156 million, "Seventy-five percent of the analysts are projecting between $150 and $154 million in EBITDA for 2006," Duncan said. "We are very comfortable in that range. Two analysts have us above $160 million. Excluding the benefit of the consolidated results of the DigiTel transaction, these estimates are very aggressive."

            Duncan also said he expected 2006 capital expenditures to be in the range of $80 million to $90 million.

            Duncan also provided more details on GCI's agreement to acquire a substantial majority interest in Alaska DigiTel, a small Alaska PCS provider. GCI expects to acquire approximately 80 percent of the equity in DigiTel for about $29 million. The existing owners have a right to maintain a portion of the company and GCI has agreed to purchase the remainder. The exact percentage and dollar amounts for GCI's interest in DigiTel will vary in proportion to the amount the existing owners elect to retain, but GCI expects to own between 75 percent and 85 percent after completion of the transaction. The transaction is based on a post closing enterprise valuation of $37 million for DigiTel.

            GCI expects DigiTel to have about $3 million in EBITDA in 2006. GCI will consolidate Digitel's results for financial reporting purposes and in doing so certain inter-company transactions for services that GCI sells to DigiTel will be eliminated and the benefit of those will increase GCI's reported wireless EBITDA. On a whole year basis the inter-company eliminations would approximate $2 million. Thus, if GCI consolidated DigiTel in its results for the entirety of 2006, GCI would report approximately $5 million in wireless EBITDA as a result of the transaction and the EBITDA reported in its other segments would be reduced by approximately $2 million.
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            The DigiTel transaction requires certain regulatory approvals and
GCI is uncertain when it will close. Actual consolidated financial results arising from the DigiTel transaction will depend both on the closing date and actual economic performance of DigiTel.

            Duncan also noted that GCI ended 2005 with more than $40 million in cash on its balance sheet. He commented, "GCI could close the DigiTel transaction either from cash on hand or by drawing down additional debt. We have not yet decided on the appropriate course of action."

           A replay of Ron Duncan's presentation at the Kaufman Bros. West Coast Investor Conference is available for two weeks. To access the replay log on to the Kaufman Bros. Conference website at http://www.wsw.com/webcast/kbro10/gncma/.

           GCI is the largest telecommunications company in Alaska. A pioneer in bundled services, GCI provides local, wireless, and long distance telephone, cable television, Internet and data communication services throughout Alaska. More information about the company can be found at www.gci.com.

           The foregoing contains forward-looking statements regarding the company's expected results that are based on management's expectations as well as on a number of assumptions concerning future events. Actual results might differ materially from those projected in the forward looking statements due to uncertainties and other factors, many of which are outside GCI's control. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained in GCI's cautionary statement sections of Form 10-K and 10-Q filed with the Securities and Exchange Commission.

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